Free Writing Prospectus Registration Statement No. 333-178081 Dated July 3, 2012 Filed Pursuant To Rule 433

Morgan Stanley

World Target Equity Alpha (ER)

CALCULATED BY S&P CUSTOM INDICES

Morgan Stanley Target Equity Index Family

The Target Equity Alpha Index (ER) is a market-neutral strategy, which represents the outperformance of a regional Target Equity Index against the relevant benchmark. Each alpha index rebalances monthly and is expressed as long-short excess return index.

The World Target Equity Alpha Index (ER) is part of the Target Equity Index Family, a series of indices that seek to identify undervalued stocks that could generate attractive returns. The indices screen stocks using some of the valuation metrics used by private equity investors and corporate buyers to identify their targets. There are World, Europe, Asia, US, UK, Japan and a Global Shariah compliant index available. The indices rebalance quarterly and are independently calculated daily by S&P.

Absolute returns


Index
World Target Equity Alpha (ER)
World Target Equity (USD, TR)
MSCI World (TR)
6,000
5,000
4,000
3,000
2,000
1,000
0
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012

Source: Morgan Stanley as at June 29, 2012; Excess Return = (ER), Total Return = (TR)

Annual returns

	02	03	04	05	06	07	08	09	10	11	12*
Annual return											
World Target Equity Alpha	24.7%	18.0%	17.4%	6.2%	17.9%	8.3%	-5.9%	34.7%	-0.5%	-4.8%	-6.7%
World Target Equity	1.3%	57.5%	35.1%	16.6%	41.6%	18.1%	-45.3%	70.6%	11.3%	-10.3%	-0.8%
MSCI World	-19.5%	33.8%	15.2%	10.0%	20.7%	9.6%	-40.3%	30.8%	12.3%	-5.0%	6.3%
Volatility**											
World Target Equity Alpha	13.0%	7.9%	7.1%	7.3%	7.0%	7.0%	20.7%	17.9%	5.9%	8.7%	7.8%
World Target Equity	19.6%	13.3%	11.3%	11.0%	13.4%	15.9%	41.3%	34.5%	18.5%	24.5%	20.4%
MSCI World	20.3%	13.6%	9.5%	7.9%	9.9%	12.8%	32.5%	23.0%	16.5%	21.3%	13.6%
Risk-adjusted returns***											
World Target Equity Alpha	1.90	2.27	2.47	0.84	2.58	1.17	-0.29	1.95	-0.09	-0.55	-0.86
World Target Equity	0.06	4.33	3.11	1.51	3.11	1.14	-1.10	2.04	0.61	-0.42	-0.04
MSCI World	-0.96	2.48	1.60	1.27	2.09	0.75	-1.24	1.34	0.75	-0.24	0.46

Source: Morgan Stanley; * data until June 29, 2012 ** Standard deviation of daily returns, annualized

*** Annual return / volatility; Returns prior to the Index launch, from April 4, 2001 through June 29, 2012, are simulated based on historical data. Returns from July 1, 2007 through June 29, 2012 reflect actual results.

The various performance-related comparisons between World Target Equity Alpha (ER), World Target Equity and the MSCI World are for informational purposes only. There is no guarantee that the World Target Equity Alpha Index will have positive performance or will outperform the World Target Equity or MSCI World. No one can guarantee short-term or long-term performance. The stock selection for the World Target Equity Index could select stocks that underperform the benchmark index, possibly significantly.

Index facts

Bloomberg ticker	MSPIWTDA	Currency	USD
Ric	.MSPIWTDA	Index type	Excess return
Calculation Agent & Index Sponsor	Morgan Stanley	Rebalancing frequency	Monthly

Please refer to important information at the end of this material

World Target Equity Alpha (ER)

Volatility - rolling 12 month
[GRAPHIC OMITTED]

Source: Morgan Stanley; Past performance (actual or simulated) is not an indicator of future performance

Monthly returns                                                            Monthly return profile

           World Target Equity World Target Equity
               Alpha (ER)           (USD, TR)      MSCI World (TR)         [GRAPHIC OMITTED]

 -1 Jun-12        -0.4%                5.5%              5.1%
 -2 May-12        -4.7%              -14.0%             -8.5%
 -3 Apr-12        -2.5%               -3.6%             -1.1%
 -4 Mar-12        -3.5%               -2.2%              1.3%
 -5 Feb-12         0.8%                5.9%              4.9%
 -6 Jan-12         3.6%                9.5%              5.0%
 -7 Dec-11        -1.8%               -2.1%              0.0%
 -8 Nov-11        -2.0%               -4.6%             -2.4%
 -9 Oct-11         3.5%               15.4%             10.4%
-10 Sep-11        -2.0%              -11.1%             -8.6%
-11 Aug-11        -2.7%               -9.8%             -7.0%
-12 Jul-11        12.8%               16.7%              2.7%

Source: Morgan Stanley as at June 29, 2012; Past performance (actual or simulated) is not an indicator of future performance.

Important information

Morgan Stanley has filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the
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toll free 1-800-584-6837, or you may request a copy from any other dealer participating in the offering.

This material was prepared by sales, trading or other non-research personnel of
Morgan Stanley and Co. LLC (together with its affiliates, hereinafter "Morgan
Stanley"). This material was not produced by a Morgan Stanley research analyst.
Unless otherwise indicated, these views may differ from those of the Morgan
Stanley fixed income or equity research department or others in the firm.

The Target Equity principles and methodology described herein may not work in every circumstance or with respect to the financial information of every company. The measures and factors considered in the Target Equity analysis are not necessarily correlated with financial or market performance of the constituent companies and may fail to highlight negative information or data that could adversely affect the Target Equity Index performance or an investment related to Target Equity. In addition, the Target Equity principles are subject to change and may not always achieve their intended results.

Performance data for the index prior to the Index Inception Date has been calculated retrospectively, based on simulated historical performance.
Retrospective index calculation based on simulated performance is purely hypothetical and may not be an accurate or meaningful comparison. Past performance (actual or simulated) is not necessarily indicative of future results. No representation or warranty is made that any returns indicated will be achieved.

Investments and services are offered through Morgan Stanley and Co. LLC, member
SIPC.

Copyright [C] by Morgan Stanley 2012, all rights reserved.